Exhibit 11

                             BNP U.S. FUNDING L.L.C.
                             -----------------------

                       Computation of net income per share
                      (in thousands, except per share data)

                                                             Twelve-month
                                                             period ended
                                                           December 31, 1999
                                                           -----------------

Net Income                                                    $   57,685
Less:  Preferred Securities Dividend
Net Income Applicable to Common Securities                        38,690
                                                               ---------
                                                              $   18,995
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Securities:
Weighted Average Number of Common Securities                      53,011
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Outstanding

Net Income per Common Security                                $   358.33
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